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                                                                     Exhibit 4.1

                                AMR CORPORATION

                            PILOTS STOCK OPTION PLAN


ARTICLE 1.  ESTABLISHMENT

    AMR Corporation, a Delaware corporation and the Allied Pilots Association, as the representative of the Pilots of American Airlines, Inc., hereby establish the "Pilots Stock Option Plan", as set forth herein. The Pilots Stock Option Plan provides for the grant of Stock Options to purchase a total of 5.75 million shares of Stock. The Stock Options will be granted in two installments. The Plan will be part of the Basic Agreement, will become effective as of the Signing Date.


ARTICLE 2.  DEFINITIONS

    For the purposes of the Plan, the following terms will be defined as set forth below and, when the defined meaning is intended, the term is capitalized.

    2.1 "American Airlines" means American Airlines, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

    2.2  "Association" means the Allied Pilots Association.

    2.3 "Basic Agreement" means the basic collective bargaining agreement together with all effective amendments, supplemental agreements, letters of agreement and letters of understanding between American Airlines and the Association, in existence on the Signing Date and as may be modified or supplemented after the effective date.

    2.4 "Board" or "Board of Directors" means the Board of Directors of the Company.

    2.5 "Committee" means the Committee referred to in Article 3 of the Plan.

    2.6 "Company" means AMR Corporation, a Delaware corporation, or any successor corporation.

    2.7 "Exercise Period" means the period of time between the date a Stock Option becomes exercisable and the tenth (10th) anniversary of that Stock Option's Grant Date, when the Stock Option expires.

    2.8 "Fair Market Value" means, as of any given date, the mean between the highest and lowest quoted selling price, regular way, of the Stock on the New York Stock Exchange or, if no sale of Stock occurs on the New York Stock Exchange on such date, the mean between the highest and lowest quoted selling price, regular way, of the Stock on the New York Stock Exchange on the last
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preceding day on which a sale occurred.

    2.9 "Grant Date" means the date on which the Stock Options are awarded under the Plan. The initial Grant Date will be the date agreed upon by the Company and the Association, which date will be the Signing Date; provided, however, the initial Grant Date will not be earlier than twenty (20) days after the date the Association has certified the number of Stock Options each Participant will receive on the initial Grant Date under the Plan. The second Grant Date will be August 31, 1998.

    2.10 "Option Price" means the price at which a share of Stock covered by a Stock Option may be purchased, as specified in Article 6 below.

    2.11 "Participant" means a Pilot who is a recipient of an award of a Stock Option under the Plan.

    2.12 "Pilot" means a pilot designated by the Association to receive an award of a Stock Option under the Plan.

    2.13 "Plan" means the Pilots Stock Option Plan.

    2.14 "Signing Date" means the date of signing of the Basic Agreement.

    2.15 "Stock" means the Common Stock, $1.00 par value per share, of the Company.

    2.16 "Stock Option" means the option to purchase shares of Stock granted pursuant to Article 6 below. All Stock Options granted pursuant to the Plan will be deemed "non-qualified" and not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.


ARTICLE 3.  ADMINISTRATION

    3.1 THE ADMINISTRATOR. The Plan will be administered by a Committee comprised of three persons. Two persons will be appointed by the Chairman and Chief Executive Officer of the Company. The third member of the Committee will be the President of the Association or his designee.

    3.2 THE COMMITTEE'S AUTHORITY. The Committee will have full authority to construe and interpret the Plan, to establish, amend and rescind appropriate rules and regulations relating to the distribution and exercise of Stock Options under the Plan, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Stock Options granted hereunder as it may deem necessary or advisable to carry out the provisions and intent of the Plan, provided that any decision, determination or action of the Committee with respect to the Plan will be consistent with the terms of the Plan; further provided , unless any decision, determination or action of the Committee is required by law, no decision, determination or action of the Committee will impair the economic benefit of a Participant's Stock Option. All actions to be taken pursuant to this Article 3.2 will be decided at a duly constituted meeting of the Committee. A majority of the members of the Committee will constitute a quorum, and the act of a majority of the members present at a meeting
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at which a quorum is present shall be the act of the Committee.  At all meetings each member of the Committee shall have one vote. No vacancy among the representatives, by resignation or any other reason, will impair the powers of the remaining representatives to administer the affairs of the Plan. Notice of all meetings will be given to each member five (5) business days prior to the meeting date. The Committee may delegate its authority hereunder.

    3.3 DISPUTE RESOLUTION. Disputes arising out of decisions, determination or other actions of the Committee with respect to the interpretation, administration or application of the Plan will be subject to the grievance and System Board of Adjustment procedures of the Basic Agreement.


ARTICLE 4.  STOCK SUBJECT TO THE PLAN.

    4.1 STOCK RESERVED. The total number of shares of Stock reserved and available for distribution under the Plan will be 5.75 million, subject to adjustment as provided in Article 4.2. Such shares may consist, in whole or in part, of either authorized and unissued shares or treasury shares.

    4.2 CERTAIN CHANGES IN CORPORATE STRUCTURE. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Stock, the Company, in its sole discretion, will make such adjustments as it deems necessary to reflect such change so as to prevent the diminution or enlargement of a Participant's rights, including but not limited to, adjustments in the aggregate number of shares reserved for issuance under the Plan, and adjustments in the number and option price of the shares subject to outstanding Stock Options granted under the Plan, provided that the number of shares subject to any Stock Option will always be a whole number. Numbers of 5 or below will be rounded down. Numbers of 6 or above will be rounded up. If any of the foregoing events occur affecting the Stock and there is an adjustment to the then outstanding non-qualified stock options under the last paragraph of Section 3 of the Company's 1988 Long Term Incentive Plan (or the corresponding provision of any successor plan) for officers and key employees, the Stock Options under the Plan shall be adjusted in a manner no less favorable to the Participant than the adjustment for the then outstanding non-qualified stock options under the last paragraph of Section 3 of the Company's 1988 Long Term Incentive Plan (or the corresponding provision of any successor plan).


ARTICLE 5.  ELIGIBILITY.

    The Association will determine the Participants and the number of whole shares of Stock subject to Stock Options to be awarded to each Participant on each Grant Date.
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ARTICLE 6.  STOCK OPTIONS.

    6.1 GRANT. On the initial Grant Date, the Company will award Stock Options covering an aggregate of 3,000,000 shares of Stock to the Participants, as specified in Article 5. On the second Grant Date, the Company will award Stock Options covering an aggregate of 2,750,000 shares of Stock to the Participants as specified in Article 5. A Participant's Stock Option will entitle the Participant to purchase from the Company a specified number of shares of Stock at the Option Price.

    6.2 NONTRANSFERABILITY. A Stock Option granted pursuant to the Plan will not be transferable by the Participant otherwise than by will, by the laws of descent and distribution, or by a written designation referred to in
Article 7.2 below, and is exercisable during the Participant's lifetime only by such Participant.

    6.3 OPTION PRICE. The Option Price for the first installment of Stock Options will be $10.00 below the Fair Market Value of the Stock on the initial Grant Date. The Option Price for the second installment of Stock Options will be the Fair Market Value of the Stock on the second Grant Date. The Option Price will be the price payable by the Participant for a share of Stock upon the exercise of a Stock Option. The Option Price will be subject to adjustment in accordance with the provisions of Article 4.2 hereof.

    6.4 OPTION EXERCISE DATES AND TERM. Subject to Article 7 hereof, a Stock Option granted to a Participant will be immediately exercisable on the first business day following the Grant Date, and the Stock Option will expire on, and no shares of Stock may be purchased thereunder after the tenth (10th) anniversary of its Grant Date.

    6.5 EXERCISING STOCK OPTIONS. To exercise a Stock Option, the holder thereof must give irrevocable notice of the exercise to the Company or one or more third parties designated by the Committee, identifying a whole number of shares of Stock (which will not be less than the lesser of (a) 1 share of Stock or (b) the number of shares of Stock subject to such Participant's then exercisable Stock Option) with respect to which such Stock Option is being exercised. The Option Price for the Stock Option being exercised must be paid in full prior to issuance of the Stock. The Committee may, from time to time, in its sole discretion establish administrative procedures relating to the exercise of Stock Options, provided that such procedures are consistent with the terms of the Plan.

    6.6 WITHHOLDING TAXES. The Participant will be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, the amount of any foreign, federal (including FICA), state, or local taxes of any kind required by law to be withheld with respect to the exercise of a Stock Option.

    6.7 PAYMENT. Payment of the Option Price and any tax withholding obligation must be made by cashier's check, through electronic funds transfer or through a broker-assisted Stock Option Exercise pursuant to procedures the Committee may, in sole discretion, establish from time to time. No shares of Stock will be delivered to the Participant until all such amounts have been paid. Notwithstanding anything herein to the contrary, the Company will permit and provide for the exercise of a Stock Option without the prior payment of the Option Price and any tax withholding obligation, provided

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arrangements satisfactory to the Company have been made for full payment of such amounts (the foregoing to be deemed a "Cashless Exercise"). The Participant will be responsible for all brokerage commissions, interest and other expenses, if any.


ARTICLE 7.  NONFORFEITABILITY OF OPTIONS AND TRANSFER UPON DEATH.

    7.1 NONFORFEITABILITY. The Stock Options which are awarded to a Participant will be nonforfeitable and exercisable at any time during the Exercise Period.

    7.2 DEATH. In the event of the death of a Participant during the Exercise Period, the estate of such Participant, or other person designated by the Participant, will be entitled to exercise any Stock Option awarded to Participant to the same extent as a Participant who remains in active employment with American Airlines.


ARTICLE 8.  MISCELLANEOUS.

    8.1 GOVERNING LAW. The Plan, and all awards and agreements made hereunder, will be governed by and construed in accordance with the Railway Labor Act, and the laws of the state of Texas without giving effect to the principles of conflicts of laws thereof.

    8.2 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein includes the feminine; the plural includes the singular; and the singular includes the plural.

    8.3 NO RIGHT TO EMPLOYMENT. The adoption of the Plan will not confer upon any employee of American Airlines any right to continued employment with American Airlines, nor will it interfere in any way with the right of American Airlines to terminate the employment of any of its employees at any time.

    8.4 RIGHTS OF PARTICIPANTS. Nothing in the Plan or in any Stock Option granted under the Plan will confer upon any Participant or his executors, administrators or legal representatives any of the rights of a stockholder of the Company with respect to the shares of Stock subject to a Stock Option until the Participant has given notice of exercise and has paid in full for such shares.

    8.5 PURCHASE FOR INVESTMENT AND LEGALITY. On or before the Signing Date, the Company will file a Registration Statement on Form S-8 (a "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act") covering the Stock to be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of Stock Options to exercise them. In the event there is no Registration Statement on file, the Participant, by acceptance of any Stock Option granted under the Plan, will represent and warrant to the Company that the purchase or receipt of shares of Stock upon the exercise thereof will be for investment and not with a view to distribution, provided that such representation and warranty will be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares of Stock is pursuant to an applicable effective registration statement under the Securities Act or is, without such representation and warranty, exempt from registration under such act.
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    The obligation of the Company to issue shares of Stock upon the exercise of a Stock Option will also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon with the Company's securities are listed. The Company will use its reasonable best efforts to take all actions necessary and appropriate to satisfy each of the foregoing conditions.

    The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Stock issued or transferred to a Participant upon the exercise of any Stock Option granted under the Plan.

    8.6 CHANGE IN CONTROL PROVISIONS. In the event of a Change in Control of American Airlines (as described in Section 11(b) of the Company's 1988 Long Term Incentive Plan) all Stock Options not yet granted on the date of such Change in Control will be granted, pursuant to Article 5, on the date of such Change in Control at an Option Price equal to the Fair Market Value of the Stock on such date.

    8.7 AMENDMENTS. The Plan may only be amended or modified in writing as agreed by both the Company and the Association.